Exhibit 99.1

  NEWPARK RESOURCES REPORTS SIX CENTS PER SHARE IN FIRST QUARTER ON 24% REVENUE
                                      GAIN

    METAIRIE, La., April 27 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced earnings of $4.9 million, or $.06 per diluted share, on revenue of $129.1 million for the quarter ended March 31, 2005. This compares to $1.4 million of net income, or $.02 per diluted share, on revenue of $104.3 million in the first quarter of 2004.

    The earnings improvement was led by the mat rental and sales business unit, the result of improved rental pricing in the Gulf Coast mat rental market, increased non-oilfield rental revenue, and increased sales of Newpark's DuraBase(TM) composite mats.

    James D. Cole, Newpark's CEO said: "In addition to improvements in operations during the quarter, two other events merit comment. First, we reached agreement to acquire the third-party interest in our DuraBase(TM) mat manufacturing facility and completed that transaction early in April. We now are in a position to implement several improvements to that product family. In addition, we announced the first applications of our new water treatment technology in the E&P market. We believe this proprietary technology will solve water quality problems in many markets, including coal bed methane gas production and the heavy oil operations of Canada, and could mature into a new stand-alone product line for the Company."

    Mat Rentals and Sales
    Mat segment revenue for the quarter increased by $11.1 million or 52% compared to the 2004 quarter. Rental revenue increased by $4.9 million compared to the 2004 quarter, with $2.9 million of the increase coming from non-oilfield customers and $2.0 million from Gulf Coast oilfield operations. Mat sales revenue rose by $6.0 million including 3,886 DuraBase(TM) composite mats and 5,000 wooden mats. Significant DuraBase(TM) sales were completed in the quarter in support of several E&P operations in Canada and for use in Sakhalin Island, Russia, while all of the wooden mats sold were for use in the Canadian market.

    Gulf Coast oilfield mat rental footage installed in the quarter was 4.4 million square feet and was unchanged from the year-ago period. Average pricing was $1.12 per square foot during the first quarter, an increase of 32% compared to $0.85 a year ago. The increase in pricing accounted for $2 million of the revenue gain and a similar improvement in operating income. Revenue from non-oilfield rentals, a premium margin segment composed principally of utility and infrastructure construction markets, increased to $3.4 million in the first quarter of 2005 compared to $500,000 in the year ago period.

    Mr. Cole commented, "For the last several years we have worked to reshape Gulf Coast operations to meet the current reduced rig activity. The results of those efforts are beginning to show up in operating results of the mat rental and sales business. We anticipate further improvement in Gulf Coast operations in the remainder of the company during the rest of the year. We have taken some time to right-size the inventory and operations of the mat rental business to meet the current market, and we have witnessed a consistent uptrend in pricing since early in 2004 that we believe will continue throughout the remainder of the year. The recent increase in drilling activity has enabled us to achieve higher utilization rates and better pricing in the oilfield rental market, which contributed to the improved quarter results."

    Drilling Fluids
    Drilling fluids revenue increased $15.5 million to $81.7 million in the first quarter, compared to $66.2 million a year earlier. Operating earnings in the drilling fluids segment rose only slightly to $6.8 million or 8.3% of revenue due to less activity in high-margin deepwater work, which has a disproportionate impact on revenue and margins, and a 28% increase in barite costs affecting all markets. The barite cost increase resulted from higher ocean freight rates and cost approximately $1.2 million in the quarter, but was partially offset by recent price increases. Recent contractual agreements have helped to stabilize barite costs, and increases in pricing are anticipated to recapture these costs in the second half of 2005. The quarter was also adversely impacted by a $1.8 million earnings decline in Canada related to the early break-up and the cost of introducing a new drilling fluid system in that market.

    "Projected EBIT margins for the year are expected to be impacted by about 1% as a result of these factors, but we expect to increase revenue sufficiently to achieve our profit objectives," Cole said. "Four factors point to improved results in the Drilling Fluids segment during the remainder of the year: first, we anticipate that deepwater work will pick up by mid- year. Second, we have been offered contract opportunities to provide our high-performance water based fluid systems in a number of foreign countries, which should build revenue and margins. Third, the costs associated with introducing the New-100 fluid systems in Canada should be past us in the second quarter, as eight systems were built in the quarter. This fluid has demonstrated up to 30% increased penetration rates on deep wells, and is rapidly gaining market acceptance. Subsequent reuse of the same base systems will provide higher margins on incremental projects. Finally, we believe that the seasonal factors in the Mid-Continent market will improve revenue and income during the remainder of 2005."

    E&P Waste Disposal
    Waste processing revenue of $15.4 million declined $1.8 million from the year ago quarter due to the early seasonal break-up in the Canadian market. Operating earnings were $1.3 million or 9% compared to $2.8 million and 16% in the 2004 period. The earnings decline resulted from the combined effect of the revenue decline in Canada and the start-up costs associated with the new water treatment operations in Wyoming. In the Gulf Coast market, changes in recycling processes impacted capacity through part of the quarter. Total volume received in Gulf Coast operations was 771,000 barrels at an average of $12.88 of revenue per barrel.

    "Because our capacity was restricted due to process changes for part of the quarter," Cole indicated, "we had to defer certain work during the period, which impacted revenue and operating income. The market is stronger than our recent results indicate, and the second quarter is off to a better start consistent with an improved outlook."

    Water Treatment Solutions
    During the first quarter, Newpark Water Treatment Solutions took delivery of the first water treatment plant employing new proprietary Armel Activator technology. The unit is being installed at Newpark's Boulder, Wyoming, plant and will facilitate beneficial reuse of water produced with natural gas from the Jonah-Pinedale field. The unit was also awarded its first contract for processing produced water from coal bed methane production near Gillette, Wyoming, and expects the plant to be on line in June. Field tests in the Canadian oil sands market are also scheduled to begin in June.

    Balance Sheet and Liquidity
    Newpark ended the quarter with long-term debt of $191 million, including $44.1 million borrowed under its $85 million bank credit facility. Long-term debt made up 36.8% of the Company's capital structure at quarter-end. Capital spending within established segments during the quarter totaled $6.5 million, compared to $6.2 million in depreciation. The Company also invested $3.9 million in the first quarter for acquisition of the first two water treatment systems.

    Investor Conference Call
    Newpark will host a conference call at 11:00 a.m. EDT (10:00 a.m. CDT), Thursday, April 28th. Investors may access the call by dialing 800-862-9098, the access code is Newpark. The call will be webcast live and can be accessed from the Investor Relations page of the Company's web site at http://www.newpark.com.

    Newpark Resources, Inc. is a provider of drilling fluids, environmental waste treatment solutions, and temporary work sites and access roads for oilfield and other commercial markets.

    The foregoing discussion contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. There are risks and uncertainties that could cause future events and results to differ materially from those anticipated by management in the forward-looking statements included in this press release. For further information regarding these and other factors, risks and uncertainties affecting Newpark, we refer you to the risk factors set forth in the Prospectus included in Newpark's Registration Statement on Form S-3 filed on May 8, 2002 (File No. 333-87840), to the section entitled "Forward Looking Statements" on page 17 of that Prospectus and to our periodic reports filed with the Securities and Exchange Commission, including our Report on Form 10-K for the year ended December 31, 2004. In particular, as described on page 9 of that Prospectus, any material decline in the level of oil and gas exploration and production activity could result in fewer opportunities being available for the service industry in general and Newpark in particular, and may adversely affect the demand for our services. In addition, as described on page 13 of that Prospectus, rescission or relaxation of governmental regulations, including in the discharge regulations recently implemented, could reduce the demand for Newpark's services and reduce Newpark's revenues and income. We strongly urge you to review these filings for a more detailed discussion of these risks and uncertainties. Newpark's SEC filings can be obtained at no charge at http://www.sec.gov , as well as through our website, http://www.newpark.com .

Newpark Resources, Inc.
Year-Ago Quarter Comparison
(in thousands, except per share amounts)

                                                      1Q05           1Q04
                                                   ---------      ---------
    Segment revenue
    Drilling Fluids                                $  81,689      $  66,235
    E&P Waste Disposal                                15,386         17,180
    Mat & Integrated Services                         31,978         20,894
                                                   $ 129,053      $ 104,309
    Segment Gross Profit
    Drilling Fluids                                $   6,775      $   6,319
    E&P Waste Disposal                                 1,347          2,808
    Mat & Integrated Services                          5,834           (431)
                                                      13,956          8,696

    Corporate G&A                                      2,075          2,452
    Operating income                                  11,881          6,244
    Foreign currency (gain) loss                        (274)           108
    Interest income                                      (69)          (121)
    Interest expense                                   4,081          3,572
    Pre-tax income                                     8,143          2,685
    Income tax                                         3,029          1,007
    Net income                                         5,114          1,678
    Preferred dividends                                  225            263
    Net income to common                           $   4,889      $   1,415

    Common share equivalents, diluted                 84,310         83,137
    Diluted EPS                                    $    0.06      $    0.02

    EBITDA
    Pre-tax                                        $   8,143      $   2,685
    Interest                                           4,081          3,572
    Depreciation & amortization                        6,230          5,284
    Total                                          $  18,454      $  11,541
    % of revenue                                       14.3%          11.1%

    Waste Data (dollars in millions,
     except per barrel amounts)
    Gulf Coast E&P waste volume (000's)                  771            804
    Gulf Coast average revenue per barrel          $   12.88      $   12.11

    Gulf Coast E&P revenue                         $    10.3      $     9.9
    Wyoming and Canada E&P revenue                       3.3            5.5
    NORM                                                 1.0            0.6
    Industrial                                           0.8            1.2
                                                   $    15.4      $    17.2

    Mat Rental Data - Gulf Coast
    (dollars in millions, except per
    square foot amounts)
    Installation                                   $     4.9      $     3.7
    Re-rental                                            2.6            1.8
    Total U.S. oilfield mat rental                 $     7.5      $     5.5
    Non-oilfield mat rental                              3.4            0.5
    Integrated services and other                       10.8           10.6
    Canadian operations                                  3.9            1.4
    Composite mat sales                                  6.4            2.9
                                                   $    32.0      $    20.9

    Average price per square foot                  $    1.12      $    0.85
    Square feet installed (MM)                           4.4            4.4

    Drilling Fluids Data (U.S. Market)
    Average rigs serviced                                968            843
    Annualized revenue per rig (000's)             $   1,279      $   1,318

Consolidated Balance Sheets
(Unaudited) March 31, December 31, (In thousands) 2005 2004
ASSETS

    Current assets:
       Cash and cash equivalents                   $   8,621      $   7,022
       Trade accounts receivable, less
        allowance of $415 in 2005
        and $3,260 in 2004                           114,691        100,587
       Notes and other receivables                     6,211          7,321
       Inventories                                    77,101         84,044
       Deferred tax asset                             10,662         12,501
       Other current assets                           15,604         13,275
           Total current assets                      232,890        224,750

    Property, plant and equipment, at
     cost, net of accumulated depreciation           219,962        210,514
    Goodwill and other intangibles                   131,998        132,769
    Deferred tax asset                                 3,154          4,063
    Other assets                                      17,461         18,018
                                                   $ 605,465      $ 590,114

    LIABILITIES AND STOCKHOLDERS' EQUITY

    Current liabilities:
       Foreign bank lines of credit                $   9,736      $   8,017
       Notes payable and current
        maturities of long-term debt                   7,711          5,031
       Accounts payable                               33,389         38,822
       Accrued liabilities                            33,876         26,875
           Total current liabilities                  84,712         78,745

    Long-term debt                                   191,012        186,286
    Other non-current liabilities                      1,723          2,118

    Stockholders' equity:
       Preferred Stock                                20,000         20,000
       Common Stock                                      842            840
       Paid-in capital                               402,976        402,248
       Unearned restricted stock
        compensation                                    (413)          (472)
       Accumulated other comprehensive
        income                                         7,574          8,199
       Retained deficit                             (102,961)      (107,850)
           Total stockholders' equity                328,018        322,965
                                                   $ 605,465      $ 590,114

           Ratio of long-term debt to
            total capital                              36.8%          36.6%

SOURCE  Newpark Resources, Inc.
    -0-                             04/27/2005
    /CONTACT: Matthew W. Hardey, Vice President of Finance of Newpark Resources, Inc., +1-504-838-8222/
    /Web site:  http://www.sec.gov /
    /Web site:  http://www.newpark.com /